FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated November 16, 2007	Registration No. 333-132215
Registration No. 333-132215-04
598+MM TRIAD AUTO RECEIVABLES TRUST (TAROT 2007-B)
CITI SOLE BOOKS; COMGRS: BARC-DB 100% POT
*TRADE HAS 100% FSA GUARANTY*

CLS	SIZE	WAL	RATING (M/S&P)	WNDW	SPREAD	YLD	CPN	PX
A-1	140MM	.21	A-1+/P-1	1-6	INTERPL+12	5.06815	5.06815	100.000000
A-2 (FIX)	60MM	1.05	Aaa/AAA	6-22	EDSF+100	5.368	5.30	99.991100
A-2 (FRN)	155MM	1.05	Aaa/AAA	6-22	1ML+100			100.000000
A-3 (FIX)	35MM	2.25	Aaa/AAA	22-33	ISWAPS+110	5.307	5.24	99.980597
A-3 (FRN)	72MM	2.25	Aaa/AAA	22-33	1ML+110			100.000000
A-4 (FIX)	36.33MM	3.31	Aaa/AAA	33-43	ISWAPS+120	5.499	5.43	99.978956
A-4 (FRN)	100MM	3.31	Aaa/AAA	33-43	1ML+120			100.000000
TRADE 11/16 SETTLE 11/21F
YLD BOOK TAROT07.B
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.